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                                   Exhibit 7.2

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13D

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Advanced Technology Industries, Inc., and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated:  July 6, 2001                      ERBC Holdings Limited


                                          By /s/ Kurt Seifman
                                             -----------------------------------
                                             Kurt Seifman, Chairman of the Board



Dated: July 6, 2001

/s/ Kurt Seifman
---------------------------------
Kurt Seifman